Exhibit 99.1

PEOPLE’S UTAH BANCORP ANNOUNCES FINANCIAL IMPACT OF AMENDMENT TO FEDERAL TAX CODE

AMERICAN FORK, UTAH, January 10, 2018 – People’s Utah Bancorp (the “Company” or “PUB”) (Nasdaq: PUB) announces financial impact of amendment to the federal tax code.  On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Tax Act reduces the federal corporate tax rate from a maximum of 35% to a flat 21% rate. The rate reduction is effective January 1, 2018.

Under generally accepted accounting principles, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

As a result of the reduction in the federal corporate income tax rate under the Tax Act, the Company will revalue its net deferred tax asset at December 31, 2017.  The Company’s unaudited estimate is that it will record a one-time, additional income tax expense in the Company’s consolidated statement of income for the three months ended December 31, 2017 of between $4.6 million and $5.1 million in addition to the normal provision for income taxes related to pre-tax operating income. The unaudited impact to the Company’s diluted earnings per common share estimate is a reduction of between $0.25 and $0.27 per share for the three months ended December 31, 2017.

The Company has not completed its determination of the valuation adjustments related to these items, and the ultimate amount of the actual net tax charge and deferred tax asset write-down will be based upon a number of factors, including completion of the Company’s consolidated financial statements as of and for the year ended December 31, 2017 and completion of the Company's 2017 tax returns. As a result, the actual impact on the adjustment to the net deferred tax asset may vary from the estimated amount due to uncertainties in the Company’s preliminary review.

The Company anticipates an effective tax rate, including state income taxes, of up to 25% for 2018 compared with an effective tax rate of 36% for 2106 and an estimated effective tax rate of 34% in 2017.  The Company will continue to analyze the financial impact of the Tax Act.

Forward Looking Statements

This Current Report on Form 8-K includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the impact on the Company of the Tax Act, including the expected additional income tax expense to be incurred in the Company’s quarter ending December 31, 2017, and the anticipated effective tax rate for 2018. The accuracy of these statements is necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include the risk that Company’s preliminary analysis of the impact of the Tax Act may be incorrect, additional changes in tax laws, and the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, except as required by law.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank.  People’s Intermountain Bank is a full-service community bank providing loans, deposit and cash management services to individuals and businesses. The Bank offers its clients direct access to decision makers, unparalleled responsiveness, seasoned relationship managers, and technology solutions. People’s Intermountain Bank has 25 locations in three banking divisions, Bank of American Fork, Lewiston State Bank, and People’s Town & Country Bank; a leasing division, GrowthFunding Equipment Finance; and a mortgage division, People’s Intermountain Bank Mortgage. The Bank has been serving communities in Utah and southern Idaho for more than 100 years. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Mark K. Olson

Executive Vice President and Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

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